Exhibit 16

125 Jericho Turnpike, Suite 300
KGS LLP	Jericho, NY 11753-1024
Certified Public Accountants	(516) 997-7500 Fax: (516) 997-3480
Email: info@kgsllp.com

November 6, 2008

Mr. Herbert Lindo

Kenilworth Systems Corporation

185 Willis Avenue

Suite #4

Mincola, NY 11501

Dear Mr. Lindo:

Effective February 7, 2007, Kenilworth Systems Corporation, the “Company”, engaged KGS LLP (“KGS”) to audit the Company’s financial statements as of and for the years ended December 31, 2005 and 2006. During the time frame from being engaged to date, the Company has filed various financial statements with the Securities and Exchange Commission without submitting the final documents for the review or audit of KGS. Since KGS has not been provided the necessary documents, we have not completed any auditing or review procedures to express an opinion or any other form of assurances on the financial statements submitted.

In light of these facts, this is to confirm that the client-auditor relationship between the Company (commission file No. 0-08962) and KGS LLP has ceased.

Very truly yours,

KGS LLP

Mitchell Kahn

MK: rm

Cc:  US Securities & Exchange Commission

Office of the Chief Accountant

SECPS Letter File

Mail Stop 7561

100 F Street, NE

Washington, DC 20549

Telephone: (202) 551-53

Fax: (202) 772-9252

November 12, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlement:

We have read Item 4.01 of Form 8-K dated November 12, 2008, of Kenilworth Systems Corporation and are in agreement with the statements contained in Item 4.01.

/s/ KGS LLP